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                                                                      Exhibit 11

                                                                 CONFIDENTIAL


                                LETTER AGREEMENT

                                October 13, 1999


Davidi Gilo
20300 Stevens Creek Blvd.
Cupertino, CA 95014

Dear Mr. Gilo:

This letter, if accepted, sets forth the terms of your employment with DSP Communications, Inc. ("DSP") and/or Intel Corporation or any of its subsidiaries (collectively, the "Company"), after the time that Intel accepts shares for purchase in the Offer as defined in the Agreement and Plan of Merger among DSP, Intel Corporation and CWC Acquisition Corporation ("Merger") and is contingent on the occurrence of the acceptance of such shares (the "Assumption Time"). If you accept this offer, it would take effect as of the Assumption Time.

The terms of the Employment Agreement of Davidi Gilo with DSP made and entered into effective as of October 12, 1998 ("Employment Agreement") and attached here as Exhibit A will continue to apply in all respects except as follows:

1. You shall remain an employee of DSP or the Company until March 31, 2000 (the "Employment Period"). Notwithstanding anything to the contrary in your Employment Agreement, at the end of the employment period you will voluntarily terminate your employment and shall be entitled to severance in the amount of $525,000. You and the Company hereby agree that this Paragraph 1 constitutes notice of termination of employment under Paragraph 7a. of your Employment Agreement and that no further notice is required.

2. You will be expected to only be available for consultation to senior management of DSP as you are available for time to time, but in no event more than ten hours per week. You will not be expected to perform services at DSP offices or any other premises without your approval.

3. In consideration of the Company's agreement in Paragraph 1, above and for other good and valuable consideration, the sufficiency of which is acknowledged by you and the Company, you hereby agree to replace Paragraph 6c. of the Employment Agreement with the Covenant Not to Compete attached hereto as Exhibit
B. In addition, you specifically acknowledge that your agreement to replace Paragraph 6c. with the Covenant Not to Compete set forth as Exhibit B was a material factor for the Company in its decision to enter into the Merger.

4. You agree to execute a proprietary information and inventions agreement, similar to the one attached hereto as Exhibit C, but reasonably acceptable to you, which shall apply to any matter covered by any similar agreement between you and DSP and any additional documents as reasonably required by Intel Corporation memorializing the above terms.

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5.  You agree that there were no promises or commitments made to you regarding your employment with DSP or the Company except as set forth in the Employment Agreement or this Letter Agreement. You acknowledge that you have been given the opportunity to review this Letter Agreement prior to its execution, that you understand its contents, and that you have been given the opportunity to consult with an attorney.

6. You agree to pay back any loans (as set forth on the attached Exhibit D) made to you by DSP within 10 days following the Assumption Time.

7. This Letter Agreement may be amended or altered only in a writing signed by you and Intel Corporation. This Agreement shall be construed and interpreted in accordance with the laws the State of California. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

                                  INTEL CORPORATION,
                                  a Delaware corporation



                                  By:   /s/ ARVIND SODHANI
                                     -----------------------------------------
                                     Name:  Arvind Sodhani
                                     Title: Treasurer

I agree to the terms and conditions in this Letter Agreement.

Date: October 14, 1999
     ---------------------------




/s/ DAVIDI GILO
--------------------------------
    Davidi Gilo


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